PRESS RELEASE	For Immediate Release

Calvin B. Massmann, Chief Financial Officer (615) 366-4600 200 Powell Place Brentwood, Tennessee 37027 www.myTSCstore.com

Investors: Cara O’Brien/Melissa Myron/Rachel Albert Media: Melissa Merrill Financial Dynamics 212-850-5600

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
~ Second Quarter Sales Increase 16.6% ~
~ Same-Store Sales Increase 5.9% ~
~ Second Quarter EPS is $0.87 vs $0.76 in Prior Year Period ~

Brentwood, Tennessee, July 20, 2005 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter and six months ended June 25, 2005. Additionally, the Company provided its current outlook for fiscal 2005.

Second Quarter Results
Net sales increased 16.6% to $613.2 million from $525.9 million last year. Same-store sales increased 5.9% versus last year’s 10.0% gain. Higher selling prices in certain categories, such as steel, grain, and petroleum-based products contributed approximately 1.9% of the same-store sales increase. The Company’s same-store sales improvement was broad-based with the greatest strength in southern stores.

Gross profit increased 18.2% to $189.8 million and was 30.9% of sales compared to 30.5% for the comparable quarter in 2004. Selling, general and administrative expenses increased to 20.4% of sales compared to 19.9% last year. The 50 basis point increase was primarily due to investments for future growth including additional distribution capacity, new technology implementation, and the new store support center location.

Net income for the quarter increased 15.3% to $35.8 million, or $0.87 per diluted share, compared to $31.0 million, or $0.76 per diluted share, for the comparable quarter in 2004.

The Company opened 19 new stores and relocated two stores compared to 12 new and five relocated stores in the second quarter of 2004.

Jim Wright, President and Chief Executive Officer, stated, “Our solid second quarter results reflect our ability to deliver strong current performance while also making strategic investments to drive future growth. Our business continues to grow across all product offerings thanks to the excellent execution of our entire team. In addition, product sourcing and distribution efficiencies have contributed to improved margins, and cost control at the operations level has been favorable. We are pleased with the results of the spring selling season and are well prepared for the second half.”

First Half Results
For the first six months of fiscal 2005, net sales increased 15.6% to $990.4 million and same-store sales increased 5.3%, versus last year’s 10.9% gain. Gross profit in the first six months increased 20 basis points to 30.5%. As a result of spending on the previously discussed growth initiatives, selling, general and administrative expenses as a percent of sales increased 60 basis points to 23.0%.

Net income for the first six months of fiscal 2005 was $36.4 million, or $0.89 per diluted share, compared to net income of $34.4 million, or $0.85 per diluted share, in the prior year. The gross profit improvement, combined with the planned higher SG&A expenses, resulted in year-to-date bottom-line performance slightly better than the Company’s expectations.

During the first six months, the Company opened a total of 32 new stores and relocated four stores, compared to 25 new store openings in the prior year period with eight store relocations.

Company Outlook
The Company remains comfortable with its previous outlook for the second half of the year. Comparable store sales are expected to moderate relative to last year’s strong results. However, EBIT margin is expected to improve and help drive bottom-line gains.

Based upon a slightly stronger than expected performance in the first half combined with unchanged expectations for the second half of the year, the Company currently anticipates net sales for fiscal 2005 (a 53-week fiscal year) will range between approximately $2,023 million and $2,033 million, assuming an overall increase of 16.3% to 16.9% over fiscal 2004 and a same-store sales increase of approximately 4.5% to 5.0%. Net income is expected to range between approximately $80.7 million and $81.3 million, or $1.93 to $1.97 per diluted share. This compares to fiscal 2004 net income of $64.1 million, or $1.57 per diluted share. During the balance of fiscal 2005, the Company plans approximately 31 additional new store openings and approximately 14 store relocations.

Mr. Wright concluded, “We are encouraged by our first half results and are pleased with the progress we have made on our initiatives to further strengthen and grow our business. We continue to focus on providing our customers with compelling products at competitive prices as well as improving our supply chain efficiency and effectiveness. We are committed to building long-term shareholder value through leveraging our well executed growth strategy, proven business model, unique niche market, and strong financial foundation.”

Tractor Supply Company will be hosting a conference call at 4:30 p.m. Eastern Time on July 20, 2005 to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At June 25, 2005, Tractor Supply Company operated 547 stores in 34 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Footnotes:

•	All comparisons to prior periods are to the respective period of the prior fiscal year unless the context specifically indicates otherwise.

•	As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 25, 2005		June 26, 2004 *		June 25, 2005		June 26, 2004 *
		(Unaudited)				(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$613,235	100.0%	$525,919	100.0%	$990,438	100.0%	$856,473	100.0%
Cost of merchandise sold	423,479	69.1	365,376	69.5	688,611	69.5	596,761	69.7

Gross profit	189,756	30.9	160,543	30.5	301,827	30.5	259,712	30.3
Selling, general and administrative expenses	125,383	20.4	104,628	19.9	228,058	23.0	191,586	22.4
Depreciation and amortization	8,065	1.3	6,674	1.3	15,711	1.6	12,998	1.5

Income from operations	56,308	9.2	49,241	9.3	58,058	5.9	55,128	6.4
Interest expense, net	224	0.1	190	0.0	901	0.1	571	0.1

Income before income taxes	56,084	9.1	49,051	9.3	57,157	5.8	54,557	6.3
Income tax provision	20,330	3.3	18,047	3.4	20,719	2.1	20,108	2.3

Net income	35,754	5.8%	$31,004	5.9%	36,438	3.7%	$34,449	4.0%

Net income per share
Basic	$0.92		$0.81		$0.94		$0.91

Diluted	$0.87		$0.76		$0.89		$0.85

Weighted average shares outstanding (000’s):
Basic	39,008		38,213		38,796		38,021
Diluted	40,984		40,704		40,909		40,713

Balance Sheet

(in thousands)

	June 25,	June 26,
	2005	2004*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,358	$66,421
Inventories	474,194	407,050
Prepaid expenses and other current assets	30,914	23,363
Assets held for sale	968	2,472
Deferred income taxes	13,387	7,467

Total current assets	585,821	506,773
Property and equipment, net	224,771	175,365
Other assets	4,117	4,234

TOTAL ASSETS	$814,709	$686,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$253,927	$237,732
Accrued expenses	89,999	83,707
Current portion of capital lease obligations	1,148	339
Income taxes currently payable	11,197	5,542

Total current liabilities	356,271	327,320
Revolving credit loan	—	—
Capital lease obligations	2,905	1,630
Deferred income taxes	4,645	5,813
Other long-term liabilities	31,053	12,305

Total liabilities	394,874	347,068

Stockholders’ equity:
Common stock	313	306
Additional paid-in capital	90,406	75,940
Retained earnings	329,116	263,058

Total stockholders’ equity	419,835	339,304

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$814,709	$686,372

*	The financial statements for the prior year have been restated to reflect the Company’s change in accounting for leases and tenant improvement allowances.